Exhibit 99.2

For release at 6:00 a.m. (PDT)	Contacts:
May 15, 2003	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(415) 512-4263

NASDAQ: SIVB

SILICON VALLEY BANCSHARES PRICES $135 MILLION

ZERO COUPON CONVERTIBLE SUBORDINATED NOTES OFFERING

Santa Clara, California, May 15, 2003 — Silicon Valley Bancshares (Nasdaq: SIVB) announced today the pricing of its offering of $135 million aggregate principal amount of its Zero Coupon Convertible Subordinated Notes due 2008 within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.  The notes will not bear interest, will be convertible into the company’s common stock at an initial conversion price of $33.6277 per share and will be subordinated to all present and future senior debt of the company.  Holders of the notes may convert their notes only if: (i) the price of the company’s common stock issuable upon conversion of a note reaches a specified threshold, (ii) specified corporate transactions occur or (iii) the trading price for the notes falls below certain thresholds.  The sale of the notes to the initial purchaser is expected to close on May 20, 2003.

The company has also granted the initial purchaser a 13-day option to purchase up to an additional $15 million principal amount of notes.

The company intends to use a portion of the proceeds for the net cost of the convertible note hedge and warrant transactions it has entered into with the initial purchaser with respect to its common stock to offset potential dilution from conversion of the notes up to a market price of $51.34 per share.

The company plans to use the approximately $111 million balance of the net proceeds of the offering for repurchases of shares of its common stock pursuant to the previously announced authorization by its board of directors to purchase up to $160 million of its common stock  (including in excess of approximately $33 million that the company has agreed to purchase from the initial purchaser in connection with the offering of the notes) and for other general corporate purposes, which may include investments in, or extensions of credit to, its subsidiaries.  Pending such uses, the company intends to invest the net proceeds in investment grade obligations and interest bearing money market instruments.

In connection with the convertible note hedge and warrant transactions, the initial purchaser and/or its affiliates is expected to take positions in the company’s common stock in secondary market transactions and/or enter into various derivative transactions.  Such initial purchaser and/or affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other company securities or other instruments they may wish to use in connection with such hedging.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.